Exhibit 99.1
EBIX Q1 REVENUE ROSE 27% TO A RECORD $40.1M, NET INCOME
INCREASED 24% TO $15.2M AND EPS ROSE 16% TO $0.37
ATLANTA, GA — May 10, 2011 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today reported record financial results for the first quarter of 2011 and will host a conference call at 11:00 a.m. EDT (details below).
Ebix delivered the following results for its first quarter of fiscal year 2011:
Revenue: Total Q1 2011 revenue grew to a record $40.1 million, an increase of 27% on a year-over-year basis, as compared to Q1 2010 revenue of $31.6 million. The Q1 2011 results include financial results from the ADAM acquisition, as of 7th February 2011.
Expenses: Ebix’s operating expenses for the quarter grew by 30 percent to $24.4 million as compared to $18.8 million for the first quarter of 2010. The Q1 2011 expenses include a one-time non-recurring charge of $1.79 million associated with the payment of investment banking fees of $1.39 million and severance costs of $0.4 million, related to the A.D.A.M. acquisition.
Margins: Reflecting the one-time acquisition related expenses in the quarter, Ebix reported an operating margin of 39% for the three months ending March 31, 2011 as compared to 40% for the same period during 2010.
Net Income: Q1 2011 net income rose 22% to $15.2 million, as compared to Q1 2010 net income of $12.4 million. The Q1 2011 net income number includes a non-operating charge of $354 thousand resulting from the increase in the fair value of the put option that was issued to the two former stockholders of E-Z Data who received shares of Ebix common stock as part of the acquisition consideration paid by the Company in October 2009.
Earnings per Share: Q1 2011 diluted earnings per share rose 16% to $0.37, as compared to $0.32 in Q1 2010. For purposes of the Q1 2011 EPS calculation, there was an average of 41.5 million diluted shares outstanding in Q1 2011, as compared to 39.3 million diluted shares outstanding in Q1 of 2010.
Channel Revenues: The Exchange channel grew 36% year over year to $31.1 million or 78% of the Q1 revenues. The BPO channel grew 4% year over year, to $3.6 million or 9% of the Q1 revenues. The Broker Channel grew 32% year over year, to $3.8 million or 10% of the Q1 revenues. The Carrier channel dropped 35% year over year, to $1.5 million or 3% of the Q1 revenues.
Customers: Ebix also announced the signing of new contracts with named accounts like State of Ontario, NFU, QBE Holdings, MetLife, BanCorp Investment Services, AllState, Prudential, Penn Mutual, Guardian Life, Lincoln National, Fireman’s Fund, Hartford, Capital Rock, HSBC, Great American Insurance, Catholic Health Initiatives, CBIZ, American Collectors Insurance Company, Assurant, United Airlines, Hines, Dollar General, Schneider Electric, BNSF Railway, Kroger, Betchel Jacobs, Signature Homes, City of Phoenix, and CB Richard Ellis. This list of names is a sample representation of contracts signed by the Company in the first quarter of 2011.
Cash Flows: Ebix generated $10.3 million of net cash flow from ongoing operations in Q1 2011, as compared to $7.8 million in Q1 2010. Ebix’s Q1 2011 net cash flow from operations of $10.3 million was impacted by the early payment of an April payroll amounting to approximately $1.6 million, $1.39 million associated with the payment of investment banking fees for A.D.A.M. acquisition, and approximately $0.7 million payments made by the Company after the closing for A.D.A.M.’s pre-acquisition period expenses.

Convertible Debt: The Company announced that the only convertible debt remaining as of 31st March 2011 was for $5 million. Subsequent to the close of Q1 2011, Ebix retired this remaining $5 million in convertible debt for total consideration of $6.8 million. The payment represents the convertible’s principal amount and a conversion gain of $1.8 million related to the appreciation of Ebix’s common stock. Ebix elected to redeem the convertible debt using cash rather than common stock.
Share Repurchases: During Q1 2011, the Company repurchased 106,483 shares of our common stock at an average price of $22.49 per share for an aggregate amount of $2.4 million. Year to date, the Company has repurchased 377,573 shares of Ebix common stock in 2011, for an aggregate consideration in the amount of $8.5 million, representing an average price of $22.50 per share.
Robin Raina, Ebix Chairman, President & CEO said, “Ebix turned in a strong Q1 2011 performance. Operating margins and cash flow from operations remained strong despite the impact of one-time acquisition, integration and other A.D.A.M. — related costs. The highlight of the Q1 2011 results for us is the fact our operating margins would have been 43% when excluding the non-recurring expenses directly associated with the ADAM acquisition (specifically $1.39 million investment banking fee and $0.4 million of employee severance costs).”
Mr. Raina added, “We are very pleased with the progress of the A.D.A.M. integration so far. We anticipate positive revenue and profit contributions from A.D.A.M. in future periods as we work to leverage their customer reach, health information, and e-Learning expertise to create pioneering health content and e-commerce exchanges in the United States and abroad. The integration has proven to be particularly streamlined given A.D.A.M. was also based in Atlanta.”
Ebix SVP & CFO Robert Kerris said, “Ebix continued to produce sustainable and attractive cash flow from our ongoing operations during Q1 2011. With $39.3 million of bank deposits ($35.6 million of cash and $3.7 million of fixed deposits for 90 days or more) as of March 31, 2011, $26.3 million of additional borrowing capacity as of April 19, 2011, and the continued growth in operating cash flows, Ebix is well positioned to use this cash towards supporting continued organic growth, develop cutting edge products and services, and making strategic accretive acquisitions in the Exchange arena.”
Mr. Kerris added, “As of March 31, 2011, the Company had remaining available domestic NOL carry-forwards of $68.5 million which are available to negate cash outflows that will otherwise have been expected in connection with future federal and certain tax payments associated with future taxable income. Our Q1 results reflect a worldwide effective tax rate of 9.4% versus 4.7% in Q1 of 2010 reflecting a relatively greater mix of income in higher tax rate jurisdictions in Q1 of 2011, as compared to the same quarter in 2010.”
Investor Conference Call, Today, Tuesday, May 10th at 11:00 a.m. EDT:

Dial-in Number:	+1-973-409-9690
Webcast URL:	www.ebix.com/webcast
Archived Webcast and Transcript:	http://www.ebix.com/invhome.aspx
About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

CONTACT:
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com
Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward looking statements and information that are based on management’s beliefs, as well as assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market and management’s plans and objectives. The Company has tried to identify such forward looking statements by use of words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “will,” “should,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Company’s new products and services can be successfully developed and marketed, the integration and other risks associated with recent and future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, the Company’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, the Company’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, the Company’s ability to effectively protect its applications software and other proprietary information, the Company’s ability to attract and retain quality management, and software, technical sales and other personnel, the potential negative impact on the Company’s outsourcing business in India from adverse publicity and possible governmental regulation, the risks of disruption of the Company’s Internet connections or internal service problems, the possibly adverse effects of a substantial increase in volume of traffic on the Company’s website, mainframe and other servers, possible security breaches on the Company’s website and the possible effects of insurance regulation on the Company’s business. Certain of these, as well as other, risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including the company’s annual report on form 10-K for the year ended December 31, 2010, included under “Item 1A. Business—Risk Factors.” Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors or to publicly update any of the forward looking statements contained herein to reflect future events or developments or changed circumstances or for any other reason.
# # #
(Financial tables follow)

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating revenue	$40,050	$31,603

Operating expenses:
Cost of services provided	7,307	7,063
Product development	4,619	3,363
Sales and marketing	2,852	1,326
General and administrative	7,761	5,659
Amortization and depreciation	1,877	1,433

Total operating expenses	24,416	18,844

Operating income	15,634	12,759
Interest income	200	88
Interest expense	(215)	(268)
Other non-operating income	(354)	317
Foreign currency exchange gain	1,468	103

Income before income taxes	16,733	12,999
Income tax expense	(1,569)	(615)

Net income	$15,164	$12,384

Basic earnings per common share	$0.40	$0.36

Diluted earnings per common share	$0.37	$0.32

Basic weighted average shares outstanding	38,151	34,747

Diluted weighted average shares outstanding	41,517	39,335

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,589	$23,397
Short-term investments	3,724	6,300
Trade accounts receivable, less allowances of $1,083 and $1,126, respectively	35,173	26,028
Other current assets	6,593	5,057

Total current assets	81,079	60,782

Property and equipment, net	9,287	7,806
Goodwill	249,358	180,602
Intangibles, net	41,109	22,574
Indefinite-lived intangibles	30,924	30,552
Other assets	1,104	984

Total assets	$412,861	$303,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,171	$15,344
Accrued payroll and related benefits	4,212	4,536
Short term debt	3,750	5,000
Convertible debt, net of discount of $35 and $56, respectively	4,965	4,944
Current portion of long term debt and capital lease obligations	232	426
Deferred revenue	16,162	8,610
Current deferred rent	221	207
Other current liabilities	73	18

Total current liabilities	45,786	39,085

Revolving line of credit	25,000	25,000
Long term debt and capital lease obligations, less current portion	233	205
Other liabilities	2,991	2,991
Deferred tax liability, net	2,576	3,534
Put option liability	891	537
Deferred revenue	116	126
Long term deferred rent	1,145	554

Total liabilities	78,738	72,032

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—

Common stock, $0.10 par value, 60,000,000 shares authorized, 39,668,672 issued and 39,628,163 outstanding at March 31, 2011 and 36,057,791 issued and 36,017,282 outstanding at December 31, 2010	3,961	3,602
Additional paid-in capital	238,500	153,221
Treasury stock (40,509 shares as of March 31, 2011 and December 31, 2010)	(76)	(76)
Retained earnings	82,806	67,642
Accumulated other comprehensive income	8,932	6,879

Total stockholders’ equity	334,123	231,268

Total liabilities and stockholders’ equity	$412,861	$303,300

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$15,164	$12,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,877	1,432
Share based compensation	556	425
Provision for doubtful accounts	11	—
Provision for deferred taxes	2,198	(495)
Debt discount amortization on convertible debt	21	105
Unrealized foreign exchange gain/(loss) on forward contracts	(152)	(849)
Unrealized foreign exchange gain	(1,890)	568
Gain on sale of building	—	(262)
(Gain) loss on put option	354	(55)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(5,987)	(2,457)
Other assets	1,278	(461)
Accounts payable and accrued expenses	(2,357)	(3,632)
Accrued payroll and related benefits	(1,463)	332
Deferred revenue	689	705
Deferred rent	(55)	23
Other current liabilities	69	(1)

Net cash provided by operating activities	10,313	7,762

Cash flows from investing activities:
Acquisition of ADAM, net of cash acquired	3,529	—
Acquisition of MCN, net of cash acquired	—	(2,828)
Investment in ConfirmNet	—	(2,975)
Purchases of marketable securities, net	(5,384)	(933)
Maturities of marketable securities, net	7,960	—
Capital expenditures	(524)	(343)

Net cash provided by/(used in) investing activities	5,581	(7,079)

Cash flows from financing activities:
Repayments on revolving line of credit, (net of proceeds)	—	(7,500)
Proceeds from term loan	—	10,000
Principal payments of term loan obligation	(1,250)	(1,250)
Repurchases of common stock	(2,395)	(1,002)
Proceeds from the exercise of stock options	—	176
Payments of capital lease obligations	(101)	(372)
Principal payments of debt obligations	(157)	—

Net cash provided by/(used in) financing activities	(3,903)	52

Effect of foreign exchange rates on cash	201	456

Net change in cash and cash equivalents	12,192	1,191
Cash and cash equivalents at the beginning of the period	23,397	19,227

Cash and cash equivalents at the end of the period	$35,589	$20,418

Supplemental disclosures of cash flow information:
Interest paid	$204	$125
Income taxes paid	$558	$999